Exhibit 99.1

Oscar Health, Inc. ir.hioscar.com News Release

Oscar Health Delivers Historic Growth, Issues Guidance for 2022 of More than $6B in Premiums

•	Total enrollment for 2022 tops one million members across the Oscar platform

•	Provides 2022 guidance, which includes premiums of $6.1 to $6.4 billion, representing more than 80% year-over-year (“YoY”) growth at the midpoint

•	Announces $305M capital raise, led by Dragoneer Investment Group, to strengthen the balance sheet and fund growth

•	Reports preliminary FY21 results, with all key metrics meeting or beating expectations

NEW YORK, New York, January 27, 2022 – Oscar Health, Inc. (“Oscar” or the “Company”) (NYSE: OSCR), the first health insurance company built on a full stack technology platform, today issued 2022 guidance reflecting significant growth for its business with premiums expected to increase more than 80% YoY at the midpoint. In conjunction with guidance, the Company also announced a $305 million convertible notes transaction to strengthen the balance sheet and provide strong liquidity to support the growth of the organization.

Oscar saw historic membership growth at the beginning of 2022, with more than one million members now being served on the Oscar technology platform. The increased membership is driven largely by growth in the Individual and Small Group lines of business. Additionally, the platform is serving new membership from +Oscar clients. Oscar’s growth also reflects strong retention and growth in core markets during open enrollment, including in Florida, Texas and Georgia, despite having the lowest cost plan in only 5% of its markets.

“Oscar has seen more than 70% annual premium growth, on average, over the past 5 years, demonstrating that our exceptional member experience is resonating with new and existing members alike,” said Mario Schlosser, CEO and co-founder at Oscar. “We are honored to welcome our new members and serve the more than one million individuals across the country who are trusting us with their healthcare.”

The additional capital supports Oscar’s record-high growth and long-term strategy of making a healthier life more accessible and affordable. Specifically, the Company has agreed to issue and sell, via a private placement, $305 million of 7.25% convertible senior notes due 2031 (the “Notes”). The Notes may be converted, subject to certain conditions, at an initial conversion price of $8.32, which reflects a 38% premium to the price of the Company’s Class A common stock (the “Class A Common Stock”) as of the close of business on January 26, 2022. Upon conversion, the Notes will be settled, at the Company’s election, in shares of Class A Common Stock, cash, or a combination of cash and shares of Class A Common Stock (subject to certain exceptions). Dragoneer Investment Group has committed to a strategic investment by agreeing to purchase $250 million of the Notes, in addition to Thrive Capital purchasing $35 million and LionTree and Tenere Capital collectively purchasing $20 million of the Notes (collectively, the “Purchasers”). The Notes have an initial term of ten years, and have a stated maturity of December 31, 2031, subject to earlier conversion, redemption or repurchase in accordance with their terms. Additionally, after the fifth anniversary of the closing date of the Notes, the initial Purchasers of the Notes will have the right to require the Company to repurchase all of their Notes for cash, subject to certain conditions. The Company may not redeem the Notes prior to December 31, 2026. The Company may redeem all, but not less than all, of the Notes, at its option, on or after December 31, 2026 and on or before the 35th scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the redemption price (as defined in the Indenture), but only if the last reported sale price (as defined in the Indenture) per share of Class A Common Stock exceeds 200% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date on which the Company sends the redemption notice for such redemption. The Notes transaction is expected to close on or around February 3, 2022, subject to customary closing conditions. For more information about the terms of the Notes, please refer to our Current Report on Form 8-K filed today.

Centerview Partners LLC is serving as a financial advisor and placement agent to Oscar in connection with the convertible notes transaction and related matters. In addition, LionTree is serving as a financial advisor to Oscar and is an investor in the convertible notes transaction.

Dragoneer’s investment in Oscar further strengthens the relationship between the two companies. “We are thrilled to have the opportunity to invest in Oscar at this stage of their growth journey,” said Eric Jones, Partner at Dragoneer. “We have immense conviction in this team’s ability to manage risk while rapidly growing their member base – all of which was developed through months of diligence with the company. Oscar’s consistent share gains in the individual market, across a variety of states and metros, speak to the company’s exceptional customer experience, technology, and benefit design. We look forward to seeing the Oscar team continue to execute against its long-term strategy, further leveraging its technology and driving better outcomes in managed care.”

For full year 2022, Oscar projects premiums will increase to $6.1 billion - $6.4 billion, a YoY increase of roughly 80% at the midpoint. The Company is also projecting an Adjusted EBITDA loss of ($380) million to ($480) million, which reflects both improving MLR and administrative expense ratios YoY. Finally, the Company is introducing a new key performance indicator, the Adjusted Administrative Expense Ratio, which includes insurance and technology related expenses, as well as other corporate expenses. The Company believes this additional metric provides greater visibility into its overall path to profitability.

Full Year 2022 Outlook

	Low	High
Direct and Assumed Policy Premiums (in thousands)	$6,100,000	$6,400,000
Medical Loss Ratio	84%	86%
InsuranceCo Administrative Expense Ratio	19.5%	20.5%
InsuranceCo Combined Ratio	104%	106%
Adjusted Administrative Expense Ratio	24%	26%
Adjusted EBITDA(1) (in thousands)	($480,000)	($380,000)

(1)

Oscar has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net loss within this press release because Oscar is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, stock-based compensation expense. These items, which could materially affect the computation of forecasted GAAP net loss, are inherently uncertain and depend on various factors, some of which are outside of Oscar’s control. As such, any associated estimate and its impact on GAAP net loss could vary materially. For more information regarding Adjusted EBITDA, please see “Key Operating and Non-GAAP Metrics” below.

The foregoing statements represent management’s current projections as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the “Financial Disclosure Advisory” and “Cautionary Note Regarding Forward-Looking Statements” included in this release. Management does not assume any obligation to update these projections.

Oscar is also providing a preliminary view of its full year 2021 results below. Specifically, direct and assumed policy premiums of $3.44 billion are projected to be at the high end of the guidance range of $3.35 - $3.45 billion. The Medical Loss Ratio is projected to be approximately 89%, at the low end of the range. Net loss is projected to be approximately $(570) million. The projected 2021 Adjusted EBITDA loss of approximately ($430) million is projected to be better than the Company’s ($480) million to ($450) million guidance range. Oscar will report its results for the fourth quarter and year ended December 31, 2021 after market close on February 10, 2022.

Preliminary Full Year 2021 Results	Year Ended December 31, 2021 (unaudited)
Premiums before ceded reinsurance (in thousands)	$2,712,988
Reinsurance premiums ceded	(881,968)

Premiums earned	$1,831,020

Net loss	$571,426

Total Administrative Expense Ratio	33.2%

Preliminary Full Year 2021 Key Operating and Non-GAAP Financial Metrics

Year Ended December 31, 2021 (unaudited)
Direct and Assumed Policy Premiums (in thousands)	$3,437,000
Medical Loss Ratio	88.9%
InsuranceCo Administrative Expense Ratio	21.8%
InsuranceCo Combined Ratio	110.7%
Adjusted Administrative Expense Ratio	28.9%
Adjusted EBITDA (in thousands)(1)	($430,000)

(1)

Adjusted EBITDA is a non-GAAP measure. See “Key Operating and Non-GAAP Metrics - Adjusted EBITDA” in this release for a reconciliation to preliminary net loss, the most directly comparable GAAP measure, and for information regarding Oscar’s use of Adjusted EBITDA.

Conference Call Details

Oscar will host a conference call to discuss the information in this release today, January 27, 2022 at 5:00 p.m. (ET). A live audio webcast will be available via the Investor Relations page of Oscar’s website at ir.hioscar.com. A replay of the webcast will be available for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

Non-GAAP Financial Information

This release presents Adjusted EBITDA, a non-GAAP financial metric, which is provided as a complement to the preliminary results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Financial Disclosure Advisory

The preliminary 2021 financial results discussed in this press release are estimates and represent the most current information available to the Company’s management, as financial closing procedures for the fourth quarter and fiscal year ended December 31, 2021 are not yet complete. Oscar expects that its actual results to be reported in its Annual Report on Form 10-K for the year ended December 31, 2021 will not differ materially from the preliminary results reported in this press release, however, these results are subject to change following the completion of year-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and audit of the Company’s financial statements and the subsequent occurrence or identification of events prior to the formal issuance of the audited financial statements for fiscal 2021.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release are forward-looking statements. These statements include, but are not limited to, statements about our financial outlook and estimates, including direct and assumed policy premiums, medical loss ratio, InsureCo administrative expense ratio, adjusted administrative expense ratio and other financial performance, and the related underlying assumptions, our business and financial prospects, general and healthcare industry market conditions and trends, our management’s plans and objectives for future operations, expectations and business strategy, the Notes offering described herein, and the benefits of the Notes offering. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict and generally beyond our control.

Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, there are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations, and the response by governments and other third parties; our ability to retain and expand our member base; our ability to execute our growth strategy; our ability to maintain or enter into new partnerships or collaborations with healthcare industry participants; negative publicity, unfavorable shifts in perception of our digital platform or other member service channels; our ability to achieve and/or maintain profitability in the future; changes in federal or state laws or regulations, including changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended (collectively, the “ACA”) and any regulations enacted thereunder; our ability to accurately estimate our incurred claims expenses or effectively manage our claims costs or related administrative costs, including as a result of fluctuations in medical utilization rates due to the impact of COVID-19; our ability to comply with ongoing regulatory requirements and applicable performance standards, including as a result of our participation in government-sponsored programs, such as Medicare; changes or developments in the health insurance markets in the United States, including the passage and implementation of a law to create a single-payer or government-run health insurance program; our ability to comply with applicable privacy, security, and data laws, regulations, and standards; our ability to maintain key in-network providers and good relations with the physicians, hospitals, and other providers within and outside our provider networks, or to arrange for the delivery of quality care; unfavorable or otherwise costly outcomes of lawsuits and claims that arise from the extensive laws and regulations to which we are subject; unanticipated results of risk adjustment programs; delays in our receipt of premiums; disruptions or challenges to our relationship with the Oscar Medical Group; cyber-security breaches of our and our partners’ information and technology systems; unanticipated changes in population morbidity and large-scale changes in health care utilization; and the other factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission (“SEC”), and our other filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements made in this press release. Any forward-looking statement speaks only as of the date as of which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise.

About Oscar

Oscar Health, Inc. is the first health insurance company built around a full stack technology platform and a relentless focus on serving its members. At Oscar, our mission is to make a healthier life accessible and affordable for all. Headquartered in New York City, Oscar has been challenging the healthcare system’s status quo since our founding in 2012. The Company’s member-first philosophy and innovative approach to care has earned us the trust of over one million members as of January 2022. We offer Individual & Family, Small Group and Medicare Advantage plans, and +Oscar, our full stack technology platform to others within the provider and payor space. Our vision is to refactor healthcare to make good care cost less. Refactor is a term used in software engineering that means to improve the design, structure, and implementation of the software, while preserving its functionality. At Oscar, we take this definition a step further. We improve our members’ experience by building trust through deep engagement, personalized guidance, and rapid iteration.

For more information, please visit www.hioscar.com.

About Dragoneer Investment Group

Dragoneer is a growth-oriented investment firm with over $25 billion in long-duration capital. Dragoneer has a history of partnering with management teams growing exceptional companies characterized by sustainable differentiation and superior economic models. The firm’s track record includes public and private investments across industries and geographies, with a particular focus on technology-enabled businesses. Dragoneer has been an investor in companies such as Airbnb, Alibaba, Atlassian, AppFolio, Bytedance, Carbon Health, Ceridian, Chime, Datadog, Doordash, Duck Creek, Livongo, Lyra Health, Maven, PointClickCare, Procore, Slack, Samsara, ServiceTitan, Snowflake, Spotify, Uber, UiPath, and others.

Investor Relations Contact:

Cornelia Miller

VP of Investor Relations

cornelia@hioscar.com

917-397-0251

Media Contact:

Jackie Kahn

Chief Communications Officer

jkahn@hioscar.com

202-538-0128

Key Operating and Non-GAAP Financial Metrics

We regularly review a number of metrics, including the following key operating and non-GAAP financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections, and make strategic decisions. We believe these operational and financial measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with GAAP.

Members

Members are defined as any individual covered by one of our health plans. We view the number of members enrolled in our health plans as an important metric to help evaluate and estimate revenue and market share. Additionally, the more members we enroll, the more data we have, which allows us to improve the functionality of our platform.

Direct and Assumed Policy Premiums

Direct Policy Premiums are defined as the premiums collected from our members or from the federal government during the period indicated, before risk adjustment and reinsurance. These premiums include APTC, or premium subsidies, which are available to individuals and families with certain annual incomes.

Assumed Policy Premiums are premiums we receive primarily as part of our reinsurance arrangements under our Cigna+Oscar small group plan offering.

We previously presented Direct Policy Premiums as a key operating metric for the year ended December 31, 2020, and for each of the quarterly and year-to-date periods ended March 31, June 30 and September 30 during our 2021 fiscal year and the corresponding periods in our 2020 fiscal year, as we had received only insignificant Assumed Policy Premiums prior to the launch of our Cigna+Oscar small group plan offering for the 2021 plan year. We believe Direct and Assumed Policy Premiums is an important metric to assess the growth of our individual and small group plan offerings going forward. Management also views Direct and Assumed Policy Premiums as a key operating metric because each of our MLR, InsuranceCo Administrative Expense Ratio, InsuranceCo Combined Ratio, Total Administrative Expense Ratio and Adjusted Administrative Expense Ratio are calculated on the basis of Direct and Assumed Policy Premiums.

Year Ended December 31, 2021 (unaudited)
Preliminary Direct and Assumed Premiums
Direct policy premiums (in thousands)	$3,420,328
Assumed premiums	16,298

Direct and assumed premiums	$3,436,626

Medical Loss Ratio

Medical loss ratio is calculated as set forth in the table below. Medical claims are total medical expenses incurred by members in order to utilize health care services less any member cost sharing. These services include inpatient, outpatient, pharmacy, and physician costs. Medical claims also include risk sharing arrangements with certain of our providers. The impact of the federal risk adjustment program is included in the denominator of our MLR. We believe MLR is an important metric to demonstrate the ratio of our costs to pay for health care of our members to the premiums before ceded reinsurance. MLRs in our existing products are subject to various federal and state minimum requirements. Below is a calculation of our preliminary MLR for the fiscal year ended December 31, 2021.

Preliminary Medical Loss Ratio	Year Ended December 31, 2021 (unaudited)
Direct claims incurred before ceded reinsurance (in thousands)	$2,403,108
Assumed reinsurance claims	21,656
Excess of loss ceded claims(1)	(12,500)
State reinsurance(2)	(14,655)

Net claims before ceded quota share reinsurance (A)	$2,397,609

Premiums before ceded reinsurance	$2,712,988
Excess of loss reinsurance premiums (3)	(16,266)

Net premiums before ceded quota share reinsurance (B)	$2,696,722

Medical Loss Ratio (A divided by B)	88.9%

(1)

Represents claims ceded to reinsurers pursuant to an excess of loss treaty, for which such reinsurers are financially liable. We use excess of loss reinsurance to limit the losses on individual claims of our members.

(2)	Represents payments made by certain state-run reinsurance programs established subject to CMS approval under Section 1332 of the ACA.
(3)	Represents excess of loss insurance premiums paid.

InsuranceCo Administrative Expense Ratio

InsuranceCo Administrative Expense Ratio is calculated as set forth in the table below. The ratio reflects the costs associated with running our combined insurance companies. We believe InsuranceCo Administrative Expense Ratio is useful to evaluate our ability to manage our expenses as a percentage of premiums before ceded quota share reinsurance. Expenses necessary to run the insurance company are included in other insurance costs and federal and state assessments. These expenses include variable expenses paid to vendors and distribution partners, premium taxes and healthcare exchange fees, employee-related compensation, benefits, marketing costs, and other administrative expenses. Below is a calculation of our preliminary InsuranceCo Administrative Expense Ratio for the fiscal year ended December 31, 2021.

Preliminary InsuranceCo Administrative Expense Ratio	Year Ended December 31, 2021 (unaudited)
Other insurance costs (in thousands)	$410,363
Ceding commissions	82,246
Stock-based compensation expense	(42,295)
Federal and state assessment of health insurance subsidiaries	138,369

Health insurance subsidiary adjusted administrative expenses (A)	$588,683

Premiums before ceded reinsurance	$2,712,988
Excess of loss reinsurance premiums	(16,266)

Net premiums before ceded quota share reinsurance (B)	$2,696,722

InsuranceCo Administrative Expense Ratio (A divided by B)	21.8%

InsuranceCo Combined Ratio

InsuranceCo Combined Ratio is defined as the sum of MLR and InsuranceCo Administrative Expense Ratio. We believe this ratio best represents the current overall performance of our insurance business for activities that can be compared to peers.

Adjusted Administrative Expense Ratio

The Adjusted Administrative Expense Ratio is calculated as set forth in the table below. The ratio reflects the Company’s aggregate operating costs as a percentage of adjusted total revenue. We believe Adjusted Administrative Expense Ratio is useful to evaluate the Company’s ability to manage its overall expense base. This ratio also provides further clarity into the Company’s overall path to profitability. Below are calculations of preliminary Total Administrative Expense Ratio and preliminary Adjusted Administrative Expense Ratio for the fiscal year ended December 31, 2021.

Preliminary Total and Adjusted Administrative Expense Ratio	Year Ended December 31, 2021 (unaudited)
Total Operating Expenses (in thousands)	$2,383,196
Claims incurred, net	(1,623,995)
Premium deficiency reserve release	55,325
Ceding commissions	82,246

Total Administrative Expenses (A)	$896,772

Stock-based compensation expense/warrant expense	(99,152)
Depreciation and amortization	(14,605)
Other non-recurring items	(898)

Adjusted Administrative Expenses (B)	$782,117

Total Revenue	$1,838,715
Reinsurance premiums ceded	881,968
Excess of loss reinsurance premiums	(16,266)

Adjusted Total Revenue (C)	$2,704,417

Total Administrative Expense Ratio (A divided by C)	33.2%

Adjusted Administrative Expense Ratio (B divided by C)	28.9%

Adjusted EBITDA

Adjusted EBITDA is defined as net loss for the Company and its consolidated subsidiaries before interest expense, income tax expense, depreciation and amortization as further adjusted for stock-based compensation, warrant contract expense, changes in the fair value of warrant liabilities, and other non-recurring items as described below. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is a non-GAAP measure. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted EBITDA in the same manner.

Management uses Adjusted EBITDA:

•

as a measurement of operating performance because it assists us in comparing the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget and financial projections;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to evaluate our capacity to expand our business.

By providing this non-GAAP financial measure, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net loss or other financial statement data presented in our consolidated financial statements as indicators of financial performance.

Preliminary Adjusted EBITDA	Year Ended December 31, 2021 (unaudited)
Net Loss (in thousands)	$(571,426)
Interest expense	4,720
Other expenses	1,201
Income tax expense	846
Depreciation and amortization	14,605
Stock-based compensation expense/warrant expense(1)	99,152
Other non-recurring items(2)	21,076

Adjusted EBITDA	$(429,826)

(1)

Represents (i) non-cash expenses related to equity-based compensation programs, which vary from period to period depending on various factors including the timing, number, and the valuation of awards, (ii) warrant contract expense, and (iii) changes in the fair value of warrant liabilities.

(2)

Represents debt extinguishment costs of $20.2 million incurred on the prepayment of the Company’s Term Loan and approximately $0.9 million of non-recurring expenses incurred in connection with our initial public offering.